Exhibit 99.1

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Chris Close
Director, Corporate Communications
847-405-2542 – cclose@cfindustries.com

Anne P. Noonan Elected to Board of Directors of

CF Industries Holdings, Inc.

Noonan is President, Performance Chemicals at OMNOVA Solutions

DEERFIELD, Ill., June 22, 2015 (BUSINESS WIRE) --CF Industries Holdings, Inc. (NYSE:CF) today announced that its Board of Directors has elected Anne P. Noonan as an independent director of the company. Ms. Noonan, president, Performance Chemicals Business Segment at OMNOVA Solutions, is expected to stand for re-election by stockholders at the company’s 2016 Annual Meeting. Her election brings membership of the CF Industries Holdings, Inc. Board of Directors to ten.

“We welcome Anne to the CF Industries’ Board and look forward to her contributions. Her proven record of leadership, customer focus, and value creation in the chemicals industry will be of great value to our Board, management team and shareholders,” commented Stephen A. Furbacher, chairman of the board.

Ms. Noonan, 51, has led OMNOVA Solutions’ Performance Chemicals business segment since September 2014, overseeing the development and production of emulsion polymers and specialty chemicals that account for approximately 80 percent of the company’s annual sales. She joined OMNOVA from Chemtura Corporation, which was formed in the 2005 merger of Great Lakes Chemical Corporation and Crompton Corporation. Ms. Noonan held several leadership positions at Chemtura and Great Lakes Chemical, most recently serving as senior vice president and president of Chemtura’s Industrial Engineered Products business. Her career at Great Lakes Chemical and Chemtura spanned 27 years.

Ms. Noonan was recently elected to the Board of Directors for the American Chemistry Council for a two-year term starting January 1, 2016. She earned her M.S. in organometallic chemistry and her B.S. Honors degree in chemistry from University College in Dublin, Ireland.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in the manufacturing and distribution of nitrogen products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in the central United States and Canada and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a plant nutrient manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global plant nutrient trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

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